                                                                    EXHIBIT 21.1

                                 SUBSIDIARIES OF
                         UNITED SECURITY BANCORPORATION



United Security Bank, a Washington state-chartered bank

Home Security Bank, a Washington state-chartered bank

Bank of Pullman, an Idaho state-chartered bank

Grant National Bank, a national bank

USB Insurance, a Washington corporation

USB Leasing, a Washington corporation

USB Mortgage, a Washington corporation